Exhibit 99.1

February 7, 2017

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FOURTH QUARTER 2016 RESULTS

Fourth Quarter Diluted Earnings per Share Increase 16 Percent

Full Year Diluted Earnings per Share Increase 81 Percent

Company Expects Continued Earnings Growth in 2017

Birmingham, Alabama – February 7, 2017 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the fourth quarter ended December 31, 2016.

The Company’s fourth quarter results reflect solid price growth in aggregates and higher gross profits in the Company’s Asphalt and Concrete segments, partially offsetting the earnings effect from a 3.5 percent decline in aggregates shipments. Net earnings were $113 million, or 27 percent higher than the prior year’s fourth quarter, and Adjusted EBITDA was $230 million, or 6 percent lower than the prior year’s fourth quarter.

For the year, net earnings were $419 million and Adjusted EBITDA was $966 million, which represent gains of 90 percent and 16 percent, respectively, over the prior year. Aggregates shipments grew 2 percent, and pricing increased 7 percent. Incremental aggregates gross profit equaled 65 percent of incremental freight-adjusted revenues. Aggregates gross profit as a percentage of freight-adjusted revenues expanded to 38 percent from 36 percent. Total Company gross profit margin expanded to 28 percent from 25 percent, and total Company gross profit margin excluding freight and delivery revenues expanded to 33 percent from 30 percent.

Tom Hill, Chairman and Chief Executive Officer, said, “Vulcan’s operating momentum remains strong. While our fourth quarter results reflect a mid-December ramp-down of the construction season in many of our markets, which was earlier than in 2015, our solid full year results and outlook for 2017 demonstrate a continuation of longer-term trends in volume recovery, price increases, and margin expansion. Our daily aggregates shipment rates in October and November exceeded the prior year’s strong comparison before falling off in the second half of December. In addition, and important to our forward outlook, key measures of both public and private construction starts have improved steadily since July. Adjusted for product and geographic mix, aggregates pricing growth over last year’s fourth quarter was approximately 7 percent, in line with the full-year trend. Several temporary and timing-related factors combined to impact fourth quarter unit margin and flow-through comparisons. Full year results better represent the underlying trend and our forward expectations. For 2017, we expect to deliver Adjusted EBITDA of between $1.125 and $1.225 billion. We expect aggregates shipments to grow between 5 percent and 8 percent and average selling prices to increase between 5 percent and 7 percent. The flow-through of freight-adjusted revenues to gross profit in our Aggregates segment should remain in line with the longer-term trend of greater than 60 percent. We remain focused on continuous, compounding improvement in profitability and cash flows, and expect them to continue - not only for 2017 but for years to come.”

February 7, 2017

FOR IMMEDIATE RELEASE

Fourth Quarter Summary (compared with prior year’s fourth quarter)

●	Total revenues increased $16 million, or 2 percent, to $873 million
●	Gross profit decreased $14 million, or 6 percent, to $240 million
●	Aggregates segment sales increased $4 million, or 1 percent, to $714 million, and aggregates freight-adjusted revenues increased $6 million, or 1 percent, to $551 million
o	Shipments decreased 3.5 percent, or 1.6 million tons, to 43.1 million tons
o	Freight-adjusted sales price increased 5 percent, and 7 percent exclusive of mix
o	Segment gross profit decreased $21 million, or 9 percent, to $209 million
●	Asphalt, Concrete and Calcium segment gross profit improved $7 million, collectively
●	SAG declined 20 basis points as a percentage of total revenues
●	Net earnings were $113 million, an increase of $24 million, or 27 percent
●	Adjusted EBIT was $159 million, a decrease of $15 million, or 9 percent
●	Adjusted EBITDA was $230 million, a decrease of $14 million, or 6 percent
●	Earnings from continuing operations were $0.80 per diluted share versus $0.69 per diluted share
●	Adjusted earnings from continuing operations were $0.69 per diluted share versus $0.74 per diluted share

Full Year Summary (compared with prior year)

●	Total revenues increased $170 million, or 5 percent, to $3.59 billion
●	Gross profit increased $143 million, or 17 percent, to $1.00 billion
●	Aggregates segment sales increased $184 million, or 7 percent, to $2.96 billion, and aggregates freight-adjusted revenues increased $182 million, or 9 percent, to $2.29 billion
o	Shipments increased 2 percent, or 3 million tons, to 181 million tons
o	Freight-adjusted sales price increased 7 percent
o	Segment gross profit increased $117 million, or 16 percent, to $873 million
●	Asphalt, Concrete and Calcium segment gross profit improved $26 million, collectively
●	SAG increased 40 basis points as a percentage of total revenues
●	Net earnings were $419 million, an increase of $198 million, or 90 percent
●	Adjusted EBIT was $681 million, an increase of $121 million, or 22 percent
●	Adjusted EBITDA was $966 million, an increase of $131 million, or 16 percent
●	Earnings from continuing operations were $3.11 per diluted share versus $1.72 per diluted share
●	Adjusted earnings from continuing operations were $2.86 per diluted share versus $2.16 per diluted share

February 7, 2017

FOR IMMEDIATE RELEASE

Segment Results

Aggregates

The quarter-over-quarter decline in shipments primarily resulted from (i) an earlier ramp-down to the construction season relative to the prior year’s strong shipment rates through late December and (ii) continued volume weakness in California, Illinois and coastal Texas. Excluding these markets, daily shipment rates were 9 percent ahead of the prior year pace in October and November, but fell 7 percent below the prior year in December. In contrast, daily shipment rates for the quarter in California, Illinois and coastal Texas remained more than 15 percent below the prior year’s pace. With an earlier end to the construction season, Illinois shipments in December were more than 45 percent below the prior year. Price increases in California and Illinois partially offset the revenue impact of lower shipments. Average selling prices for these two states were more than 10 percent above the prior year.

For the year, shipments rose 2 percent over the prior year, with this gain coming despite double-digit shipment declines in California, Illinois and Texas. For the year, shipments in the Company’s other markets grew 10 percent on average. Trailing twelve month construction start activity, both public and private, has steadily improved since July. This improvement has helped reverse year-over-year declines from May to October, which negatively impacted our shipments in the second half of the year. The backlog of construction projects in development continues to grow as well. In addition, state and local governments continue to pass measures to increase public infrastructure investment. While the Company believes conditions remain in place for a sustained, multi-year recovery in demand for aggregates, quarter-to-quarter trends may vary significantly.

For the quarter, freight-adjusted average sales price for aggregates increased 5 percent, or $0.60 per ton, versus the prior year. Pricing was negatively impacted by product and geographic mix in the fourth quarter. Excluding this effect, overall pricing increased 7 percent. Full year pricing increased 7 percent, with virtually all of the Company’s markets realizing higher pricing versus the prior year. The overall pricing climate remains favorable as visibility to a sustained recovery improves and as construction materials producers stay focused on earning adequate returns on capital.

Fourth quarter unit cost of sales in the Aggregates segment increased 13 percent versus the prior year’s fourth quarter, and per ton profitability – although near record levels – declined for the first time in nearly 4 years. These quarter-over-quarter declines were driven primarily by reduced fixed cost absorption, the timing of repair and maintenance and stripping expenses, and other items and variances in end-of-year accounting adjustments for inventory.

For the year, unit cost of sales increased 3 percent. Unit gross profit increased 14 percent, to $4.81 per ton, while unit cash gross profit increased 11 percent to $6.12 per ton. The flow-through rate from freight-adjusted aggregates revenues to segment gross profit was 65 percent. These improvements in the Company’s core profitability were delivered despite modest shipment growth and a year-over-year decline in inventory levels.

February 7, 2017

FOR IMMEDIATE RELEASE

Asphalt, Concrete and Calcium

In the fourth quarter, Asphalt segment gross profit increased 19 percent to $22 million. Shipments increased 4 percent and the average sales price decreased 2 percent. Solid sales and operating disciplines, as well as effective materials margin management, more than offset the modest decline in price.

For the full year, Asphalt segment gross profit increased 25 percent to $98 million. Volumes and price decreased 3 percent and 2 percent, respectively, versus the prior year while gross profit margin expanded 430 basis points due mostly to lower unit costs for liquid asphalt.

Concrete segment gross profit was $8 million in the quarter compared to $5 million in the prior year period. Sales volumes increased 16 percent versus the prior year as volumes increased in each of the Company’s concrete markets.

Full year Concrete segment gross profit increased 32 percent and margin expanded 130 basis points versus the prior year. Shipments increased 7 percent and the average sales price increased 3 percent. Material margins expanded, offsetting higher costs for internally supplied aggregates and other raw materials.

In the fourth quarter, the Company’s Calcium segment reported gross profit of $0.9 million versus approximately $1.0 million in the prior year.

For our non-aggregates segments in total, full year 2016 gross profit was $128 million, a 25 percent increase over 2015.

Credit Position, Capital Allocation, and Growth

At the end of the fourth quarter, total debt outstanding was approximately $2 billion, including $235 million of floating-rate borrowings. The quarter end cash balance was $259 million.

For the full year, cash capital expenditures were $350 million, including both core capital expenditures and internal growth capital investments. Internal growth capital investments were approximately $100 million, including $28 million invested in the purchase of two replacement ships to transport aggregates from the Company’s quarry in Mexico, as well as development of new sites and investment in other growth opportunities. During 2016, for example, the Company opened 5 new distribution sites to serve attractive markets in Georgia, South Carolina and Texas. Core capital expenditures to replace existing property, plant and equipment were approximately $250 million.

The Company remains active in the pursuit of bolt-on acquisitions. Since the end of September 2016, the Company has either closed or signed purchase agreements for 4 acquisitions that include both aggregates and asphalt assets. Since 2013, the Company has completed more than 15 transactions that position it to further strengthen its customer service capabilities and cash flows.

The Company also remains focused on realizing the full value of its land assets. During the fourth quarter, the Company completed the sales of excess land for a total cash value of approximately $26 million and a gain of $16 million. The Company excludes this gain from its calculation of Adjusted EBITDA. However, the on-going cost associated with land management and reclamation is treated as ordinary expenses.

February 7, 2017

FOR IMMEDIATE RELEASE

During 2016, the Company returned $268 million to shareholders through dividends and share repurchases. The Company repurchased approximately 1.4 million shares at an average cost of $113.18 per share during the year.

Demand and Earnings Outlook

Regarding the Company’s earnings outlook for 2017, Mr. Hill stated, “The strong fundamentals of our aggregates-focused business and the outstanding improvement in our core profitability have led to strong earnings growth during the last three years of recovery. In 2017, we expect continued growth across the vast majority of our markets and across each of the end use segments we serve. Our expectation for full year Adjusted EBITDA of $1.125 to $1.225 billion is driven by a continuing recovery in shipments, with higher levels of publicly funded construction activity just beginning to join the ongoing recovery in private demand, as well as a favorable pricing environment.”

The following assumptions support the Company’s outlook for strong year-over-year growth in Adjusted EBITDA in 2017.

•	Aggregates shipments growth of 5 to 8 percent from 2016, with growth weighted more toward the second half of the year
•	Freight-adjusted aggregates price increase of 5 to 7 percent, with unit margins continuing to grow faster than pricing
•	Asphalt, Concrete and Calcium gross profit growth of approximately 15 percent
•	SAG expenses of approximately $320 million, 2 percent higher than the prior year and excluding business development-related expenses

Other expectations include:

•	Core capital spending of approximately $300 million to support the increased level of shipments and further improve production costs and operating efficiencies
•	Interest expense of approximately $140 million
•	Depreciation, depletion, accretion and amortization expense of approximately $300 million
•	Effective tax rate of 28 percent

Mr. Hill concluded, “Our 2017 outlook reflects earnings growth and unit margin performance consistent with recent trends as well as our longer range goals. Since the beginning of this recovery, our teams’ efforts have resulted in Aggregates segment gross profit increasing $515 million on a 41 million ton increase in shipments. During this period, unit cash gross profit in our core Aggregates segment has improved 46 percent on a trailing twelve month basis. We remain focused on continuous improvement and on turning in another strong year.”

February 7, 2017

FOR IMMEDIATE RELEASE

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on February 7, 2017. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 888-713-3596 approximately 10 minutes before the scheduled start. International participants can dial 913-312-0417. The conference ID is 8892027. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, greenhouse gas emissions or the definition of minerals; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A
Vulcan Materials Company
and Subsidiary Companies
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2016	2015	2016	2015

Total revenues	$872,975	$857,285	$3,592,667	$3,422,181
Cost of revenues	633,270	603,355	2,591,850	2,564,648
Gross profit	239,705	253,930	1,000,817	857,533
Selling, administrative and general expenses	79,526	79,494	314,986	286,844
Gain on sale of property, plant & equipment
and businesses	12,498	2,504	15,431	9,927
Business interruption claims recovery	0	0	11,652	0
Impairment of long-lived assets	0	0	(10,506)	(5,190)
Other operating income (expense), net	1,122	(3,903)	(22,826)	(25,648)
Operating earnings	173,799	173,037	679,582	549,778
Other nonoperating income (expense), net	619	599	944	(1,678)
Interest expense, net	33,077	36,311	133,269	220,243
Earnings from continuing operations
before income taxes	141,341	137,325	547,257	327,857
Income tax expense	33,276	43,766	124,851	94,943
Earnings from continuing operations	108,065	93,559	422,406	232,914
Earnings (loss) on discontinued operations, net of tax	4,536	(4,672)	(2,915)	(11,737)
Net earnings	$112,601	$88,887	$419,491	$221,177

Basic earnings (loss) per share
Continuing operations	$0.82	$0.70	$3.17	$1.75
Discontinued operations	$0.03	$(0.03)	$(0.02)	$(0.09)
Net earnings	$0.85	$0.67	$3.15	$1.66

Diluted earnings (loss) per share
Continuing operations	$0.80	$0.69	$3.11	$1.72
Discontinued operations	$0.03	$(0.04)	$(0.02)	$(0.08)
Net earnings	$0.83	$0.65	$3.09	$1.64

Weighted-average common shares outstanding
Basic	132,571	133,592	133,205	133,210
Assuming dilution	135,362	135,711	135,790	135,093
Cash dividends per share of common stock	$0.20	$0.10	$0.80	$0.40
Depreciation, depletion, accretion and amortization	$71,578	$70,054	$284,940	$274,823
Effective tax rate from continuing operations	23.5%	31.9%	22.8%	29.0%

Table B
Vulcan Materials Company
and Subsidiary Companies
(in thousands)

Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2016	2015
Assets
Cash and cash equivalents	$258,986	$284,060
Restricted cash	9,033	1,150
Accounts and notes receivable
Accounts and notes receivable, gross	477,309	423,600
Less: Allowance for doubtful accounts	(2,813)	(5,576)
Accounts and notes receivable, net	474,496	418,024
Inventories
Finished products	293,619	297,925
Raw materials	22,648	21,765
Products in process	1,480	1,008
Operating supplies and other	27,869	26,375
Inventories	345,616	347,073
Prepaid expenses	31,726	34,284
Total current assets	1,119,857	1,084,591
Investments and long-term receivables	39,226	40,558
Property, plant & equipment
Property, plant & equipment, cost	7,185,818	6,891,287
Reserve for depreciation, depletion & amortization	(3,924,380)	(3,734,997)
Property, plant & equipment, net	3,261,438	3,156,290
Goodwill	3,094,824	3,094,824
Other intangible assets, net	769,052	766,579
Other noncurrent assets	169,753	158,790
Total assets	$8,454,150	$8,301,632
Liabilities
Current maturities of long-term debt	138	130
Trade payables and accruals	145,042	175,729
Other current liabilities	209,739	177,620
Total current liabilities	354,919	353,479
Long-term debt	1,982,751	1,980,334
Noncurrent deferred income taxes	702,853	681,096
Deferred revenue	198,388	207,660
Other noncurrent liabilities	642,763	624,875
Total liabilities	$3,881,674	$3,847,444
Equity
Common stock, $1 par value	132,339	133,172
Capital in excess of par value	2,807,995	2,822,578
Retained earnings	1,771,518	1,618,507
Accumulated other comprehensive loss	(139,376)	(120,069)
Total equity	$4,572,476	$4,454,188
Total liabilities and equity	$8,454,150	$8,301,632

Table C
Vulcan Materials Company
and Subsidiary Companies
(in thousands)

	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2016	2015
Operating Activities
Net earnings	$419,491	$221,177
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	284,940	274,823
Net gain on sale of property, plant & equipment and businesses	(15,431)	(9,927)
Contributions to pension plans	(9,576)	(14,047)
Share-based compensation expense	20,670	18,248
Excess tax benefits from share-based compensation	0	(18,376)
Deferred tax expense (benefit)	33,591	3,069
Cost of debt purchase	0	67,075
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(92,788)	(23,120)
Other, net	3,691	616
Net cash provided by operating activities	$644,588	$519,538
Investing Activities
Purchases of property, plant & equipment	(350,148)	(289,262)
Proceeds from sale of property, plant & equipment	23,318	8,218
Payment for businesses acquired, net of acquired cash	(32,537)	(27,198)
Increase in restricted cash	(7,883)	(1,150)
Other, net	2,173	(350)
Net cash used for investing activities	$(365,077)	$(309,742)
Financing Activities
Proceeds from line of credit	3,000	441,000
Payment of line of credit	(3,000)	(206,000)
Payment of current maturities and long-term debt	(130)	(695,060)
Proceeds from issuance of long-term debt	0	400,000
Debt and line of credit issuance costs	(1,860)	(7,382)
Purchases of common stock	(161,463)	(21,475)
Dividends paid	(106,333)	(53,214)
Proceeds from exercise of stock options	0	72,971
Share based compensation, shares withheld for taxes	(34,797)	(16,160)
Excess tax benefits from share-based compensation	0	18,376
Other, net	(2)	(65)
Net cash used for financing activities	$(304,585)	$(67,009)
Net increase (decrease) in cash and cash equivalents	(25,074)	142,787
Cash and cash equivalents at beginning of year	284,060	141,273
Cash and cash equivalents at end of year	$258,986	$284,060

Table D
Segment Financial Data and Unit Shipments
(in thousands, except per unit data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015

Total Revenues
Aggregates [1]	$713,661	$710,087	$2,961,835	$2,777,758
Asphalt Mix	123,750	119,758	512,310	530,692
Concrete	87,335	72,852	330,125	299,252
Calcium	2,129	2,143	8,860	8,596
Segment sales	$926,875	$904,840	$3,813,130	$3,616,298
Aggregates intersegment sales	(53,900)	(47,555)	(220,463)	(194,117)
Total revenues	$872,975	$857,285	$3,592,667	$3,422,181

Gross Profit
Aggregates	$208,964	$229,851	$873,118	$755,666
Asphalt Mix	21,654	18,252	97,682	78,225
Concrete	8,209	4,872	26,543	20,152
Calcium	878	955	3,474	3,490
Total	$239,705	$253,930	$1,000,817	$857,533

Depreciation, Depletion, Accretion and Amortization
Aggregates	$59,343	$58,215	$236,472	$228,466
Asphalt Mix	4,328	4,247	16,797	16,378
Concrete	2,988	2,917	12,129	11,374
Calcium	197	183	774	679
Other	4,722	4,492	18,768	17,926
Total	$71,578	$70,054	$284,940	$274,823

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [2]	$551,446	$545,115	$2,294,227	$2,112,460
Aggregates - tons	43,124	44,708	181,374	178,272
Freight-adjusted sales price [3]	$12.79	$12.19	$12.65	$11.85

Other Products
Asphalt Mix - tons	2,249	2,159	9,353	9,658
Asphalt Mix - sales price	$53.65	$54.59	$53.45	$54.27

Ready-mixed concrete - cubic yards	791	681	3,000	2,810
Ready-mixed concrete - sales price	$110.39	$106.96	$110.02	$106.44

Calcium - tons	77	83	326	321
Calcium - sales price	$27.29	$25.90	$27.08	$26.70

1 Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and other revenues related to services.

2 Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as, landfill tipping fees that are derived from our aggregates business.

3 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1
1. Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

(in thousands)

	Twelve Months Ended
	December 31
	2016	2015

Cash Payments
Interest (exclusive of amount capitalized)	$135,039	$208,288
Income taxes	102,849	53,623

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	26,676	31,883
Amounts referable to business acquisitions
Liabilities assumed	798	2,645
Fair value of noncash assets and liabilities exchanged	0	20,000

2.   Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015

Gross profit	$239,705	$253,930	$1,000,817	$857,533
Total revenues	$872,975	$857,285	$3,592,667	$3,422,181
Gross profit margin	27.5%	29.6%	27.9%	25.1%

Gross Profit Margin Excluding Freight and Delivery Revenues
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015

Gross profit	$239,705	$253,930	$1,000,817	$857,533
Total revenues	$872,975	$857,285	$3,592,667	$3,422,181
Freight and delivery revenues [1]	128,608	134,633	535,930	538,127
Total revenues excluding freight and delivery revenues	$744,367	$722,652	$3,056,737	$2,884,054
Gross profit margin excluding freight and delivery revenues	32.2%	35.1%	32.7%	29.7%

1 Includes freight to remote distribution sites.

Appendix 2
Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is meaningful to our investors as it excludes freight, delivery and transportation revenues which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
Aggregates segment
Gross profit	$208,964	$229,851	$873,118	$755,666
Segment sales	$713,661	$710,087	$2,961,835	$2,777,758
Gross profit margin	29.3%	32.4%	29.5%	27.2%
Incremental gross profit margin	N/A		63.8%

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
Aggregates segment
Gross profit	$208,964	$229,851	$873,118	$755,666
Segment sales	$713,661	$710,087	$2,961,835	$2,777,758
Less
Freight, delivery and transportation revenues [1]	$157,868	$160,314	$651,885	$644,671
Other revenues	4,347	4,658	15,723	20,627
Freight-adjusted revenues	$551,446	$545,115	$2,294,227	$2,112,460

Gross profit as a percentage of freight-adjusted revenues	37.9%	42.2%	38.1%	35.8%
Incremental gross profit as a percentage of freight-adjusted revenues	N/A		64.6%

1 At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

                    Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Aggregates segment cash gross profit" and "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA). Thus, Aggregates segment cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance.  The investment community often uses these metrics to assess the operating performance of a company's businesses. We use Aggregates segment cash gross profit and EBITDA to assess the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.  Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped.

      (in thousands, except per ton data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
Aggregates segment
Gross profit	$208,964	$229,851	$873,118	$755,666
DDA&A	59,343	58,215	236,472	228,466
Aggregates segment cash gross profit	$268,307	$288,066	$1,109,590	$984,132
Unit shipments - tons	43,124	44,708	181,374	178,272
Aggregates segment cash gross profit per ton	$6.22	$6.44	$6.12	$5.52

Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations. We adjust EBITDA and Earnings Per Share (EPS) for certain items to provide a more consistent comparison of performance from period to period. Adjusted EBITDA for 2015 has been revised to conform with the 2016 presentation which no longer includes an adjustment for amortization of deferred revenue and charges associated with business development. Adjusting for amortization of deferred revenue is no longer meaningful as all periods presented include amortization of deferred revenue at amounts that are substantially equivalent.  Additionally, we no longer exclude charges associated with business development as they represent normal recurring operating expenses.

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015

Reconciliation of Net Earnings to EBITDA

Net earnings	$112,601	$88,887	$419,491	$221,177
Income tax expense	33,276	43,766	124,851	94,943
Interest expense, net	33,077	36,311	133,269	220,243
(Earnings) loss on discontinued operations, net of tax	(4,536)	4,672	2,915	11,737
EBIT	$174,418	$173,636	$680,526	$548,100
Depreciation, depletion, accretion and amortization	71,578	70,054	284,940	274,823
EBITDA	$245,996	$243,690	$965,466	$822,923

Adjusted EBITDA and Adjusted EBIT

EBITDA	$245,996	$243,690	$965,466	$822,923
Gain on sale of real estate and businesses	(16,216)	(443)	(16,216)	(6,329)
Business interruption claims recovery, net of incentives	162	0	(11,014)	0
Charges associated with divested operations	215	352	16,983	7,202
Fair market value adjustments for acquired inventory	0	0	0	965
Asset impairment	0	0	10,506	5,190
Restructuring charges	0	442	320	4,988
Adjusted EBITDA	$230,157	$244,041	$966,045	$834,939
Depreciation, depletion, accretion and amortization	(71,578)	(70,054)	(284,940)	(274,823)
Adjusted EBIT	$158,579	$173,987	$681,105	$560,116

Adjusted Diluted Earnings Per Share From Continuing Operations (Adjusted Diluted EPS)

Diluted EPS	$0.80	$0.69	$3.11	$1.72
Items included in Adjusted EBITDA above	(0.08)	0.00	0.00	0.08
Interest charges associated with debt refinancing	0.00	0.00	0.00	0.35
Certain discrete tax items (including ASU 2016-09)	(0.03)	0.05	(0.25)	0.01
Adjusted Diluted EPS	$0.69	$0.74	$2.86	$2.16

The following reconciliation to the mid-point of the range of 2017 Projected EBITDA excludes adjustments for the future outcome of legal proceedings, charges associated with divested operations, asset impairment and other unusual gains and losses due to the uncertainty in predicting these items.

(in millions)

2017 Projected EBITDA	Mid-point

Net earnings	$530
Income tax expense	205
Interest expense, net	140
Loss on discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	300
Projected EBITDA	$1,175